EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of September 9, 2010 by and between ADVISORSHARES INVESTMENTS, LLC (the "Adviser") and Cambria Investment Management, Inc. (the "Sub-Adviser") (the "Agreement").

WITNESSETH

WHEREAS, the Adviser and the Sub-Adviser have entered into an Investment Sub-Advisory Agreement dated September 9, 2010 (the "Sub-Advisory Agreement");

WHEREAS, pursuant to the Sub-Advisory Agreement, the Sub-Adviser has agreed to provide investment advisory services to those series of AdvisorShares Trust (the "Trust"), set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds"), for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto;

WHEREAS, the Adviser and the Sub-Adviser have determined that it is appropriate for the Sub-Adviser and Adviser to maintain each Fund’s expense ratios at the Maximum Annual Operating Expense Limit;

NOW THEREFORE, the parties hereto agree as follows:

1.              Expense Limitation.

1.1.           Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser (but excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund’s business and amounts payable pursuant to any plan adopted in accordance with Rule 12b-1 under the 1940 Act) and expenses for which payment has been made through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, fifty percent (50%) of such excess amount (the "Excess Amount") shall be the liability of the Sub-Adviser.

1.2.           Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund. That Maximum Annual Operating Expense Limit for each Fund contemplates that certain expenses for each Fund may be paid through the use of all or a portion of brokerage commissions (or markups or markdowns) generated by that Fund.

1.3.           Method of Computation.  To determine the Sub-Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Sub-Adviser shall first waive or reduce its investment sub-advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit.  If the amount of the waived or reduced investment sub-advisory fee for any such month is insufficient to pay the Excess Amount, the Sub-Adviser may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment sub-advisory fee, is sufficient to pay such Excess Amount.

1.4.           Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Adviser with respect to the previous fiscal year shall equal the Excess Amount.

2.              Reimbursement of Fee Waivers and Expense Reimbursements.

2.1.           Reimbursement.  If in any year in which the Sub-Advisory Agreement is still in effect and the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Sub-Adviser shall be entitled to reimbursement by the Adviser, in whole or in part as provided below, of the investment sub-advisory fees waived or reduced and other payments remitted by the Sub-Adviser to the Adviser pursuant to Section 1 hereof. The total amount of reimbursement to which the Sub-Adviser may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Sub-Adviser and all other payments remitted by the Sub-Adviser to the Adviser, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Adviser to the Sub-Adviser, pursuant to this Section 2, with respect to such waivers, reductions, and payments; but in no event will the Reimbursement Amount exceed the reimbursement amount paid to the Adviser under the Expense Limitation Agreement between the Adviser and the relevant Fund. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2.           Method of Computation. To determine each Fund’s accrual, if any, to reimburse the Sub-Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, the Adviser shall pay the Sub-Adviser a sufficient amount to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Sub-Adviser will in no event exceed the total Reimbursement Amount.

2.3.           Payment and Year-End Adjustment.  Amounts accrued pursuant to this Agreement shall be payable to the Sub-Adviser as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.             Term and Termination of Agreement.

This Agreement shall continue in effect with respect to each Fund for one year following the effective date of the respective Fund’s registration statement and shall thereafter continue in effect from year to year for successive one-year periods, provided that this Agreement may be terminated, without payment of any penalty, with respect to any Fund:

(i) by the Adviser, for any reason and at any time; and

(ii) by the Sub-Adviser, for any reason, upon ninety (90) days’ prior written notice to the Adviser at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.

4.              Miscellaneous.

4.1.           Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2.           Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

4.3.           Enforceability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

ADVISORSHARES INVESTMENTS, LLC

/s/ Dan Ahrens
Name: Dan Ahrens
Title: Executive Vice President

CAMBRIA INVESTMENT MANAGEMENT, INC.

/s/ Eric W. Richardson
Name: Eric W. Richardson
Title: CEO

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Maximum Annual
Operating Expense Limit

Cambria Global Tactical ETF	1.35%